DOCPROPERTY DOCXDOCID DMS=NetDocuments Format=<<ID>> 4917-2133-3984

Certain identified information has been omitted from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential. Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request. Execution Version

TEXAS CRITICAL DATA CENTERS LLC
c/o New Era Energy & Digital, Inc.
200 N. Loraine Street, Suite 1324
Midland, Texas 79701

September 17, 2026

Vistra Operations Company LLC

6555 Sierra Drive

Irving, Texas 75039

Attn: [***]

Email: [***]

Re: Development Framework Agreement and Side Letter to Power Purchase Agreement — Odessa

This Development Framework Agreement (the “Agreement”) is made and entered into on September 17, 2026 (the “Effective Date”), by and between Vistra Operations Company LLC (“Vistra”) and Texas Critical Data Centers LLC (“New Era”, and together with Vistra, collectively, the “Parties”, and, each, a “Party”). The Parties desire to memorialize certain understandings and specified opportunities related to (a) that certain Power Purchase Agreement, dated as of the Effective Date, by and between Luminant ET Services Company LLC, a Texas limited liability company and an affiliate of Vistra, and TCDC PowerCo LLC, a Delaware limited liability company and an affiliate of New Era (the “PPA”), and related arrangements pursuant to which, among other things and on the terms and subject to the conditions set forth therein, Vistra will sell and deliver to New Era a portion of the output of Vistra’s 1,054 MW Odessa natural gas power plant located in Odessa, Texas (the “Odessa Power Plant”) to serve New Era’s Data Center Project at the Data Center Site (each, as defined below). In connection with the PPA, the Parties (or their respective designees or affiliates) shall enter into (i) a purchase and sale agreement (“Phase 1 Purchase and Sale Agreement”) for the Odessa substation and related equipment (the “Phase 1 Odessa Substation”) and related transmission line (the “Phase 1 Odessa Transmission Line”) as described on Exhibit A, (ii) a purchase and sale agreement (the “Phase 2 Purchase and Sale Agreement”) for the Odessa substation and related equipment (the “Phase 2 Odessa Substation”) and related transmission line (the “Phase 2 Odessa Transmission Line”) as described on Exhibit B, and (iii) necessary interconnection agreements to facilitate the interconnection of the Data Center Project to the Odessa Power Plant’s interconnection substation (the “Interconnection Agreements”, together with the Phase 1 Purchase and Sale Agreement and Phase 2 Purchase and Sale Agreement, the “Transaction Agreements”).

This Agreement (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms) is entered into in connection with, and as a material inducement to, the Parties’ (or their respective affiliates’) execution and delivery of the PPA, and is intended to be, and is, a legal, valid and binding obligation of each Party, enforceable against such Party in accordance with its terms.

In consideration of the mutual covenants set forth herein and in the PPA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS
1.1
Definitions. Capitalized terms used but not defined herein have the meanings given in the PPA. The following capitalized terms used herein shall have the respective meanings set forth below:
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Approved Excess Costs” has the meaning set forth in Section 4.4.
“Data Center Expansion Opportunity” has the meaning set forth in Section 2.1(a).
“Data Center Project” means the data center project to be developed, constructed and operated at the Data Center Site and served in part by the Odessa Power Plant pursuant to the PPA.
“Data Center Site” means the Texas Critical Data Centers campus owned by New Era or its Affiliates in Ector County, Texas.
“Excess Costs” has the meaning set forth in Section 4.4.
“Interconnection Agreements” has the meaning set forth in the introductory paragraph to this Agreement.
“Long-Lead Equipment” means transformers, breakers, switchgear, protection and control equipment, and other long-lead equipment and critical spares required in connection with the PPA or this Agreement or that is otherwise necessary or required for the Data Center Project, including, without limitation, the Phase 1 Odessa Substation, Phase 1 Odessa Transmission Line, Phase 2 Odessa Substation and Phase 2 Odessa Transmission Line.
“New Era” has the meaning set forth in the introductory paragraph to this Agreement.
“Odessa Power Plant” has the meaning set forth in the introductory paragraph to this Agreement.
“Offer Notice” has the meaning set forth in Section 2.2(a).
“Party” and “Parties” have the meanings set forth in the introductory paragraph to this Agreement.
“Phase 1 and Phase 2 Construction Costs” has the meaning set forth in Section 4.2.
“Phase 1 Construction” has the meaning set forth in Section 4.1.
“Phase 1 Construction Costs” has the meaning set forth in Section 4.2.

“Phase 1 Cost Cap” means $116,000,000.00, which shall be deemed to include any payments made by New Era to Vistra pursuant to the terms and conditions of the Phase 1 Purchase and Sale Agreement.
“Phase 1 Odessa Substation” has the meaning set forth in the introductory paragraph to this Agreement.
“Phase 1 Odessa Transmission Line” has the meaning set forth in the introductory paragraph to this Agreement.
“Phase 1 PSA Deadline” has the meaning set forth in Section 4.1.
“Phase 1 Purchase and Sale Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Phase 2 Construction” has the meaning set forth in Section 4.1.
“Phase 2 Construction Costs” has the meaning set forth in Section 4.2.
“Phase 2 Odessa Substation” has the meaning set forth in the introductory paragraph to this Agreement.
“Phase 2 Odessa Transmission Line” has the meaning set forth in the introductory paragraph to this Agreement.
“Phase 2 Purchase and Sale Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“PPA” has the meaning set forth in the introductory paragraph to this Agreement.
“Project Company” means any subsidiary of New Era Energy & Digital, Inc. or any other entity in which New Era Energy & Digital, Inc. or its affiliates holds a direct or indirect equity interest, in either case, that owns (or, upon formation and contribution, will own) the portion of the Data Center Project to which Vistra provides power under the PPA.
“Retail Opportunity” means any opportunity to provide or sell grid connected retail power.
“Retail Opportunity Notice” has the meaning set forth in Section 2.3.
“Retail Price” means the applicable index price plus capacity, renewable energy credits and other retail charges including, but not limited to, ancillary services, reliability related charges such as reliability must run, must-run alternative, and reliability unit commitment, line losses, administration fee/ISO fees, and unaccounted for energy, charges imposed by the utility or any governmental or regulatory authority on or with respect to the acquisition, sale, delivery, and purchase of the power, and a management fee per kWh.
“ROFO Opportunity” has the meaning set forth in Section 2.2(a).
“ROFR Notice” has the meaning set forth in Section 2.1(a).

“Transaction Agreements” has the meaning set forth in the introductory paragraph to this Agreement.
“Vistra” has the meaning set forth in the introductory paragraph to this Agreement.
“Vistra Interest” has the meaning set forth in Section 3.1.
Article II

RIGHT OF FIRST REFUSAL; RIGHT OF FIRST OFFER; PARTICIPATION RIGHT
2.1
Right of First Refusal: Data Center Site Expansion.
(a)
Subject to the further provisions of this Section 2.1, if, at any time during the term of this Agreement, New Era or any of its Affiliates receives from a third party a bona fide offer or proposal with respect to any future onsite generation or power build-out opportunity at the Data Center Site (a “Data Center Expansion Opportunity”), New Era shall, before accepting such offer or proposal or entering into any binding agreement with respect thereto, deliver to Vistra a written notice setting forth the material commercial and technical terms of such Data Center Expansion Opportunity (including scope, capacity, pricing, delivery timeline, tenor and credit terms, but excluding the identity of the third party if it is contractually prohibited from doing so) (a “ROFR Notice”).
(b)
Vistra shall have forty-five (45) days from receipt of a ROFR Notice to elect, by written notice, to undertake the applicable Data Center Expansion Opportunity on terms substantially equivalent, taken as a whole, to those set forth in the ROFR Notice. If Vistra timely so elects, the Parties shall negotiate in good faith and use commercially reasonable efforts to execute definitive agreements on such terms within ninety (90) days after Vistra’s election (or such longer period as the Parties agree in writing), during which period New Era shall not accept, or enter into definitive agreements with respect to, the Data Center Expansion Opportunity.
(c)
If Vistra does not timely elect, or if the Parties fail to execute definitive agreements within the period described in Section 2.1(b) despite good-faith efforts, New Era may, for three hundred sixty five (365) days thereafter, enter into definitive agreements with the applicable third party on terms that, taken as a whole, are not more favorable to such third party than those set forth in the ROFR Notice. If New Era does not enter into such definitive agreements within such three hundred sixty five (365) day period, or desires to accept terms more favorable to the third party, the opportunity shall again become subject to this Section 2.1.
(d)
Vistra’s right of first refusal pursuant to Section 2.1(a) shall not apply (i) during the continuation of any material breach by Vistra or any of its Affiliates of the PPA that Vistra is not using commercially reasonable efforts to cure or (ii) to any contract or opportunity with an expected commercial operation date prior to March 31, 2028.
2.2
Right of First Offer.
(a)
Subject to the further provisions of this Section 2.2, for a period of five (5) years from the date of this Agreement, if New Era or any of its Affiliates proposes to pursue with any third party any opportunity to develop, construct or procure natural gas combustion electric, solar, or nuclear generation capacity (including combustion turbines and reciprocating internal combustion engines fueled by natural gas) or battery energy storage system or other energy storage capacity of at least [***] MW (whether for an individual project or series of related projects) to serve the power needs of any existing or future project developed, owned or operated by New Era (whether for front of the meter power, behind the meter power, repowering or uprating opportunities, grid supplied power, wholesale power or involving load interconnection arrangements) (each, a “ROFO Opportunity”) (provided that the Data Center Site shall not constitute a ROFO Opportunity), New Era shall first deliver to Vistra a written notice describing the material commercial and technical terms on which New Era is prepared to transact (including scope, capacity, pricing, delivery timeline, tenor and credit terms, but excluding the identity of the third party if it is contractually prohibited from doing so) (an “Offer Notice”). For the avoidance of doubt, a ROFO Opportunity does not include, and this Section 2.2 does not apply to, (i) fuel cells or other electrochemical generation, (ii) oxy-combustion or other non-conventional combustion technologies, (iii) wind or geothermal energy, (iv) Retail Opportunities, or (v) operational or auxiliary energy storage devices, including uninterruptible power supply (UPS) systems, capacitors, voltage ride-through equipment, flow batteries, CO2 batteries, and other ancillary storage equipment that is incidental to the operation of a facility or data center and not primarily intended for wholesale power supply, load shifting, or grid-scale energy storage.
(b)
Vistra shall have forty-five (45) days from receipt of an Offer Notice to elect, by written notice, to pursue the applicable ROFO Opportunity. If Vistra so elects, the Parties shall negotiate in good faith for ninety (90) days (or such longer period as the Parties agree in writing) to execute definitive agreements. If Vistra does not timely elect, or if the Parties fail to execute definitive agreements within such negotiation period despite good-faith efforts, New Era may, for three hundred sixty five (365) days thereafter, enter into definitive agreements with the applicable third party on terms that, taken as a whole, are not more favorable to such third party than those set forth in New Era’s notice of such ROFO Opportunity. If New Era does not enter into such definitive agreements within such three hundred sixty five (365) day period, or desires to accept terms more favorable to the third party, the opportunity shall again become subject to this Section 2.2.
(c)
Vistra’s right of first offer pursuant to Section 2.2(a) shall not apply during the continuation of any material breach by Vistra or any of its Affiliates of the PPA that Vistra is not using commercially reasonable efforts to cure.
(d)
If New Era or any of its Affiliates acquires (whether assets, equity interests or otherwise), or enters into an agreement with one or more third parties for the joint development or acquisition of, any projects that would otherwise qualify as a ROFO Opportunity this Section 2.2 shall not apply to, and no Offer Notice shall be required with respect to, any project subject to such acquisition or agreement that, at the time of such acquisition or agreement, is subject (via binding contractual commitments) to existing contracted grid power or behind-the-meter power arrangements; provided, that New Era shall provide a written certification that the project is subject to existing contracted grid power or behind-the meter power arrangements and is therefore not a ROFO Opportunity.
2.3
Retail Opportunity.
(a)
Notwithstanding anything to the contrary contained in Section 2.2, during the term of this Agreement, New Era and its Affiliates shall provide written notice of all Retail Opportunities (“Retail Opportunity Notice”) to Vistra prior to entering into any letter of intent, memorandum of understanding, expression of interest or definitive agreement (or similar agreement) with respect thereto, and such written notice shall include all materials terms of the Retail Opportunity (including a calculation of the Retail Price) for Vistra’s review and consideration. Vistra shall have forty-five (45) days from receipt of a Retail Opportunity Notice to elect, by written notice, to pursue the applicable Retail Opportunity. If Vistra’s pricing for the Retail Opportunity is within [***] of the Retail Price, the Parties shall negotiate in good faith for ninety (90) days (or such longer period as the Parties agree in writing) to execute definitive agreements. If Vistra does not timely elect to pursue the Retail Opportunity, or if the Parties fail to execute definitive agreements within such negotiation period despite good-faith efforts, New Era may, for three hundred sixty five (365) days thereafter, enter into definitive agreements with the applicable third party on terms that, taken as a whole, are not more favorable to such third party than those set forth in the Retail Opportunity Notice. If New Era does not enter into such definitive agreements within such three hundred sixty five (365) day period, or desires to accept terms more favorable to a third party, the opportunity shall again become subject to this Section 2.3. Vistra’s rights pursuant to this Section 2.3 shall not apply during the continuation of any material breach by Vistra or any of its Affiliates of the PPA that Vistra is not using commercially reasonable efforts to cure.
(b)
If New Era or any of its Affiliates acquires (whether assets, equity interests or otherwise), enters into an agreement with one or more third parties for the joint development or acquisition of, any projects this Section 2.3 shall not apply to, and no Retail Opportunity Notice shall be required with respect to, any project subject to such acquisition or agreement that, at the time of such acquisition or agreement, is subject (via binding contractual commitments) to existing contracted retail power, grid power or behind-the-meter power arrangements; provided, that New Era shall provide a written certification that the project is subject to existing contracted grid power or behind-the meter power arrangements and is therefore not a Retail Opportunity.
2.4
No Conflict. Nothing in this Article II shall restrict New Era or its Affiliates from pursuing, or requires notice to Vistra with respect to, any opportunity that is not subject to Section 2.1, Section 2.2 or Section 2.3.
Article III

EQUITY INTERESTS
3.1
Issuance of Equity Interest. Promptly following (and in no event more than three (3) business days following) the date on which Vistra provides power under the PPA to any portion of the Data Center Project owned by any Project Company, New Era shall cause such Project Company to issue to Vistra (or its designated affiliate) five percent (5%) of the fully diluted equity interests of the Project Company (the “Vistra Interests”). The Vistra Interests shall have the same economic rights, powers and preferences (on a pro-rata basis) as the equity interests of New Era (or its affiliates) in the Project Company (including, without limitation, with respect to distributions, redemptions and proceeds received in a sale transaction). The Vistra Interests shall have customary pre-emptive rights, shall have full anti-dilution protection until five (5) years from the date of issuance of the Vistra Interests, and shall, in no event, constitute less than three percent (3%) of the fully diluted equity interests of the Project Company at any time; provided that the member holding such Vistra Interests shall be under no obligation to contribute capital to the Project Company. The Vistra Interests shall carry no voting, consent, approval, veto, management or information rights except that the Vistra Interests shall have (a) consent rights with respect to (i) any material tax election, any settlement or compromise of any material tax audit or proceeding, any material decision relating to tax allocations, or any other tax-related decision that would reasonably be expected to have a disproportionate and material impact on Vistra relative to New Era, (ii) amendments to the organizational documents of any Project Company that disproportionately and adversely affect the Vistra Interests relative to the equity interests in such Project Company held by New Era or any of its affiliates, (iii) related party transactions, (iv) redeeming units other than in accordance with the waterfall, (v) any amendment requiring the member holding Vistra Interests to make any capital contribution and (vi)

amendments that adversely affect the Vistra member’s rights and preferences with respect to distributions, redemptions or sale proceeds; and (b) be entitled to customary financial and tax reporting (annual audited and quarterly unaudited financial statements and annual tax reporting packages, including Schedule K-1s). The Vistra Interests shall be transferable subject to a right of first refusal for New Era and shall have customary tag-along rights. The Parties shall negotiate in good faith to structure the Vistra Interests in a tax efficient manner for both Parties.
Article IV

COST REIMBURSEMENT
4.1
In order to secure the necessary generation, transmission, interconnection and other rights for the development, construction and operation of the Data Center Project and to meet its obligations under the PPA, Vistra intends to construct the Phase 1 Odessa Transmission Line (“Phase 1 Construction”) and the Phase 2 Odessa Substation and Phase 2 Odessa Transmission Line (“Phase 2 Construction”). The Phase 1 Odessa Transmission Line and Phase 2 Odessa Substation and Phase 2 Odessa Transmission Line will include a phased reliability solution, including the direct connection for the Phase 1 Odessa Substation and a redundant or dual-feed configuration for the Phase 2 Odessa Substation and Phase 2 Odessa Transmission Line, and the Parties shall work in good faith to agree on customary terms and conditions, including the applicable design criteria, outage allocation, schedule, milestone dates, testing and acceptance requirements, credit terms and support, and responsibility for delays, costs, and performance metrics, which shall be set forth in the Phase 1 Purchase and Sale Agreement and Phase 2 Purchase and Sale Agreement. The Parties will negotiate the terms and conditions of the Phase 1 Purchase and Sale Agreement in good faith and use commercially reasonable efforts to execute the Phase 1 Purchase and Sale Agreement no later than sixty days following the date hereof (the “Phase 1 PSA Deadline”).
4.2
(a) (i) In connection with the Phase 1 Construction, Vistra will incur and become obligated for costs, expenses and liabilities for Long-Lead Equipment (including, without limitation, purchase orders and contractual obligations) and construction services and be required to post and incur costs for credit support (the “Phase 1 Construction Costs”), (ii) in connection with the Phase 2 Construction, Vistra will incur and become obligated for costs, expenses and liabilities for Long-Lead Equipment (including, without limitation, purchase orders and contractual obligations) and construction services and be required to post and incur costs for credit support (the “Phase 2 Construction Costs”, and together with the Phase 1 Construction Costs, the “Phase 1 and Phase 2 Construction Costs”), and (b) New Era agrees to be liable for and reimburse Vistra for the Phase 1 and Phase 2 Construction Costs subject to the terms and conditions of this Agreement and the Phase 1 Purchase and Sale Agreement and Phase 2 Purchase and Sale Agreement. Phase 1 and Phase 2 Construction Costs shall include non-cancelable commitments entered into in accordance with this Agreement, regardless of timing of payment.
4.3
Within ten (10) days following the end of each calendar month, Vistra shall provide New Era invoices along with back-up support and documentation sufficient to substantiate the amounts claimed and other documentation as may be reasonably requested by New Era for the Phase 1 and Phase 2 Construction Costs for which Vistra is seeking reimbursement. Within thirty (30) days of receipt of an invoice and the supporting documentation, New Era shall pay to Vistra the amount of invoiced Phase 1 Construction Costs up to the Phase 1 Cost Cap and Phase 2 Construction Costs and Approved Excess Costs in immediately available funds to an account designated in writing by Vistra. To the extent the Parties are unable to execute the Phase 1 Purchase and Sale Agreement on or prior to the Phase 1 PSA Deadline and New Era does not timely pay for the Phase 1 Construction Costs, Vistra shall be entitled to draw on the Buyer Credit Support (as defined in the PPA) up to the Phase 1 Cost Cap.

4.4
Vistra shall not incur, and New Era shall not be liable or responsible for, any Phase 1 Construction Costs in excess of the Phase 1 Cost Cap (“Excess Costs”) unless Vistra has obtained the prior written consent of New Era (not to be unreasonably withheld, conditioned or delayed). Vistra shall deliver to New Era (which may be by e-mail) any proposed agreement, purchase order or purchase contract for any Excess Cost, and, within five (5) business days of such delivery, New Era shall deliver to the Vistra (which may be by e-mail) notice of its approval or denial of the same (such approved Excess Costs, “Approved Excess Costs”). If New Era fails to grant or withhold its approval and consent to the applicable Excess Costs within such five (5) business day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), New Era’s approval and consent shall be deemed to have been denied for such Excess Costs.
4.5
New Era shall have the right to request meetings to discuss progress updates with respect to the Phase 1 Construction and Phase 2 Construction, and Vistra shall hold such meetings as reasonably requested by New Era. Vistra shall take into account reasonable feedback received during such meetings when incurring the Phase 1 and Phase 2 Construction Costs.
4.6
If New Era fails to pay Vistra as required under this Agreement; provided that Vistra has provided written notice to New Era of such failure to pay and New Era has then failed to pay within five (5) business days after receipt of such notice, interest shall be payable on unpaid amounts from the date of receipt of such written notice by New Era until the date such amounts are paid at an annual rate of [***], but in no event higher than the highest rate of interest permitted by law.
4.7
Notwithstanding anything herein to the contrary, New Era shall have no obligation under this Article IV (x) to pay or reimburse any Phase 2 Construction Costs or (y) to post, provide, reimburse or otherwise be liable for any credit support, collateral or other security in respect of the Phase 2 Construction or the Phase 2 Construction Costs, unless and until the Phase 2 Purchase and Sale Agreement has been executed and delivered by New Era (or its Affiliates) and Vistra (or its Affiliates).
Article V

TERM; TERMINATION; SURVIVAL
5.1
Term. This Agreement is effective as of the date of the last signature below and continues until the earliest of: (a) with respect to any given subject matter, the date on which a definitive agreement addressing such subject matter has been executed and delivered (whereupon such definitive agreement shall supersede the corresponding provisions hereof); (b) termination of the PPA in accordance with its terms; and (c) termination by mutual written agreement of the Parties; provided that the rights and obligations under Section 2.2 shall in any event expire five (5) years from the date of this Agreement unless this Agreement is earlier terminated.
5.2
Survival. Article IV, this Section 5.2 and Article VI survive any expiration or termination of this Agreement, together with any payment or reimbursement obligation accrued, incurred or arising prior to expiration or termination.
Article VI

GENERAL
6.1
Incorporation by Reference. The following provisions of the PPA are hereby incorporated herein by reference, mutatis mutandis: Section 1.1 (Rules of Constructions), Section 11.1 (Notices in Writing), Section 11.2 (Representative for Notices), Section 11.3 (Authority of

Representatives), Section 16.1 (Waiver), Section 16.5 (No Third-Party Beneficiaries), Section 16.6 (Relationship of the Parties), Section 16.8 (Severability), Section 16.9 (Complete Agreement; Amendments), Section 16.10 (Binding Effect); Section 16.11 (Headings); Section 16.12 (Counterparts), Section 16.13 (Governing Law; Venue), Section 16.15 (WAIVER OF JURY TRIAL) and Exhibit A (Operating Committee and Notices).
6.2
Further Assurances. Each Party hereto shall execute and cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement, including, subject to the last sentence of Section 4.1, the limited liability company agreement, limited partnership agreement or other organization document of the issuer of any Vistra Interests and the Transaction Agreements.
6.3
Financing Cooperation. Vistra shall, and shall cause its affiliates to, cooperate with New Era in connection with any financing or refinancing of the Data Center Project or any related facilities by executing and delivering consents, estoppels, subordination agreements, direct agreements and other customary financing documents reasonably requested by financing sources; provided that Vistra shall not be required to incur any out-of-pocket expense (unless reimbursed by the requesting Party) or assume any liability or obligation in connection with any such cooperation or agree to any consent, estoppel or other agreement that would be adverse to Vistra under the PPA relative to the existing terms of the PPA (including, without limitation, any increased obligation or liability or diminished rights or privileges).
6.4
Exclusivity. Neither New Era nor any of its officers, directors, employees, representatives or affiliates shall, directly or indirectly, solicit, initiate or entertain the submission of any offer or proposal by, or participate in discussions or negotiations with, or provide any information to or otherwise cooperate or enter into an agreement or arrangement with, any third person concerning a transaction within a [***] radius of the boundaries of the Data Center Site that that would prevent the parties’ ability to satisfy the conditions precedent to the PPA or finalize the Transaction Agreements prior to the Phase 1 PSA Deadline.
6.5
Assignment. Except as permitted in this Section 6.5, neither Party shall assign or transfer this Agreement or any portion thereof, without the prior written consent of the other Party; provided, however, either Party may, without the consent of the other Party (and without relieving itself from its liability or obligations hereunder), (a) transfer or assign all or any portion of this Agreement to an Affiliate of such Party if such Affiliate’s creditworthiness is equal to or higher than that of such Party and (b) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of the assigning Party and whose creditworthiness is equal to or higher than that of such Party and, in each case, such assignee has assumed in writing all of the obligations of the assignor under this Agreement and agreed to be bound by all the terms and conditions of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TEXAS CRITICAL DATA CENTERS LLC

By: /s/ Charles Nelson

Name: Charles Nelson

Title: Chairman & CEO

[Signature Page to Development Framework Agreement and
Side Letter to Power Purchase Agreement — Odessa]

VISTRA OPERATIONS COMPANY LLC

By: /s/ Claudia Morrow

Name: Claudia Morrow

Title: Senior Vice President

[Signature Page to Development Framework Agreement and
Side Letter to Power Purchase Agreement — Odessa]

Exhibit A

[Omitted.]

Exhibit B

[Omitted.]